Company Contact:

Mike Darcy
Icon CMT Corp.
201-319-5251
mdarcy@icon.com


For Immediate Release:

Icon CMT Corp.  Agrees to Acquisition  With Qwest  Communications  International
Inc.

WEEHAWKEN, NJ and DENVER, CO (, 1998) :  Icon CMT Corp.
(NASDAQ: ICMT), the tier-one Internet solutions provider for businesses and corporations, announced today that it has entered into an acquisition agreement with Qwest Communications International Inc. (NASDAQ: QWST).

Qwest is acquiring Icon CMT Corp. in an-all stock transaction valued at approximately $185 million. Icon CMT is a leading Internet solutions provider offering Web-hosting, Internet connectivity and professional services to business customers. This transaction enhances Qwest's entry into the Web-hosting and Web-enabling business, while it also provides Icon CMT with access to Qwest's state-of-the-art fiber network.

"We are delighted to be joining Qwest to leverage their low-cost, high-speed network. This will allow us to accelerate our business and deploy high-speed connectivity for our customers on a global basis" said Scott Baxter, president of Icon CMT.

"Qwest was built to change the world of communications, and that is what we continue to do," said Joseph P. Nacchio, president and CEO of Qwest. "The addition of Icon CMT allows Qwest to help customers convert legacy systems to Web-based applications, thus providing end-to-end Internet solutions."

Icon CMT, one of the pioneers of Web-site design and end-to-end management, provides Internet solutions for financial, media, pharmaceutical and other information-intensive industries. Icon CMT's clients include Bear Stearns, CBS, Swissotel and Pfizer. Icon CMT is headquartered in Weehawken NJ and has over 400 employees, most of whom are IP professionals.

The acquisition will be accounted for as a purchase. The closing is subject to the satisfaction of certain customary conditions, including the approval of Icon CMT's stockholders and the receipt of applicable antitrust and securities law approval. The parties expect to consummate the acquisition within 90 to 120 days.

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The actual  number of shares of Qwest common stock to be exchanged for each Icon
CMT share will be determined by dividing $12 by a 15-day volume weighted average of consecutive trading prices for Qwest common stock prior to the three business days before Icon CMT stockholder's meeting that will be called to approve the transaction, but will not be less than .3200 shares (if Qwest's average stock price exceeds $37.50) or more than .4444 shares (if Qwest's average stock price is less than $27.00).

Qwest has also agreed to advance up to $15 million to Icon CMT through a credit facility maturing January 31, 2000 to fund working capital requirements and for other corporate purposes. In consideration for this commitment, Icon CMT issued to Qwest a ten year warrant to purchase up to 750,000 shares of Icon CMT stock at $12 per share. Icon CMT's three founders also entered into agreements with Qwest to vote to approve the merger so long as a superior proposal has not been accepted by the board and to grant Qwest an option on their shares. The warrant and options together give Qwest beneficial ownership of approximately 44 percent of Icon CMT's common stock.

Donaldson, Lufkin & Jenrette Securities Corporation is acting as financial advisor to Icon CMT Corp. and delivered a fairness opinion in connection with this transaction.

About Icon CMT Corp.

Icon CMT Corp. is an Internet solutions provider for businesses that combines strategic consulting, creative development and a tier-1 communications infrastructure to provide integrated interactive solutions that leverage the Internet as a competitive weapon for major corporate customers. Founded in 1991, Icon CMT is traded on the Nasdaq under the symbol ICMT. Additional information about Icon CMT is available through the company's Web site at http://www.icon.com, or by calling 1-800-ASK-ICON (275-4266).

About Qwest

Qwest Communications International Inc. (NASDAQ: QWST) is a multimedia communications company and one of the fastest growing companies in America today. Headquartered in Denver, Colorado, Qwest has approximately 6,000 employees and over 80 sales offices worldwide. With its world-class data and multimedia network, marketing expertise, and customer care and billing systems, Qwest is delivering high-quality data, video and voice connectivity securely and reliably to customers around the world. Further information is available at www.qwest.net.

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This  release  may  include  forward-looking  statements  concerning  Icon CMT's intent, belief or current expectations with respect to, among other things, trends affecting its financial condition or results of operations and its
business  and  growth  strategies.   Such  forward-looking  statements  are  not
guarantees of future performance and involve risks and uncertainties that may cause actual

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results to differ  materially from those projected,  expressed or implied.  Icon
CMT does not undertake any obligation to update or revise any forward-looking statements.

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